EXHIBIT 18
May 7, 2026
The Board of Directors
Zoetis Inc.
Parsippany, New Jersey
Ladies and Gentlemen:
We have been furnished with a copy of the quarterly report on Form 10-Q of Zoetis Inc. and subsidiaries (the Company) for the three months ended March 31, 2026, and have read the Company’s statements contained in Note 2 to the condensed consolidated financial statements included therein. As stated in Note 2 to the financial statements, the Company eliminated the one-month financial reporting lag for its subsidiaries operating outside of the United States and adjusted their year-end to December 31. The Company considers this new accounting principle preferable because it provides investors more timely access to financial information about these subsidiaries. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.
We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2025, nor have we audited the information set forth in the aforementioned Note 2 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.
With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.
Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.
Very truly yours,
/s/ KPMG LLP